Exhibit 99.1

Power Integrations Agrees to Acquire CT-Concept Technologie AG

SAN JOSE, Calif.—(BUSINESS WIRE)—April 2, 2012—Power Integrations (Nasdaq:POWI), the leader in high-voltage integrated circuits for energy-efficient power conversion, today announced that it has signed an agreement to acquire privately held CT-Concept Technologie AG (known as CONCEPT) for approximately 105 million Swiss francs in cash, or about US$115 million, net of cash assumed.

Founded in 1986 and based in Biel, Switzerland, CONCEPT is a developer of highly integrated, energy-efficient drivers for high-voltage IGBT modules. The company’s products are used in a range of high-voltage power-conversion applications including industrial motor drives, renewable energy generation, electric trains and trams, high-voltage DC transmission, electric cars and medical equipment. CONCEPT employs approximately 65 people and holds 14 patents with additional patents pending.

Balu Balakrishnan, president and CEO of Power Integrations, commented: “Our strategic focus is to offer the most innovative high-voltage power-conversion products across an ever-wider range of power levels and applications. CONCEPT fits perfectly within this strategy. Their innovative products bring integration, reliability and energy efficiency to very high-power applications — the same attributes we bring to lower-power applications.

“CONCEPT’s addressable market, already approaching $500 million, continues to expand with the growth in renewable energy, electric vehicles and high-efficiency industrial motors, and the efficacy of these clean technologies depends on cost-effective, efficient, reliable power electronics like CONCEPT’s market-leading IGBT drivers. These dynamics make CONCEPT an extremely attractive business and an exciting addition to our company.”

CONCEPT’s management team and employees will remain at the company’s Biel headquarters, which will become Power Integrations’ center of excellence for high-voltage driver design. Wolfgang Ademmer will continue as president of CONCEPT and will also become a vice president of Power Integrations, reporting directly to Mr. Balakrishnan.

Mr. Ademmer commented: “We are very pleased to become part of Power Integrations, a company that shares our singular focus on delivering the most innovative power-conversion products for our respective end markets. Power Integrations’ scale and vast customer base will help us accelerate the adoption of our products around the world. As part of Power Integrations, we can strengthen our unique position in the value chain providing innovative driver technology compatible with all major IGBT module manufacturers.”

Based on full-year 2011 results, Power Integrations estimates that the acquisition will add approximately 10 percent to its annual revenues, and expects the transaction to be immediately accretive to its non-GAAP gross margin, operating margin and earnings per share. The company expects the transaction to close during the second quarter of 2012.

In conjunction with its approval of this transaction, Power Integrations’ board of directors has cancelled the company’s previously announced $30 million share-repurchase authorization.

Power Integrations management will conduct a conference call at 8:00 a.m. Pacific time today to discuss the transaction with members of the investment community. The call can be accessed by dialing 1-877-303-9795 from the U.S. or 1-631-291-4581 from outside the U.S. A live and archived webcast of the call will be available via the investor page of the company’s website, http://investors.powerint.com.

About Power Integrations

Power Integrations, Inc., is a Silicon Valley-based supplier of high-voltage integrated circuits and other high-voltage components used in energy-efficient power conversion. The company’s innovative technologies enable compact, reliable AC-DC power supplies for a vast range of electronic products including mobile devices, TVs, PCs, appliances, smart utility meters and LED lights. Since its introduction in 1998, Power Integrations’ EcoSmart® energy-efficiency technology has prevented billions of dollars’ worth of energy waste and millions of tons of carbon emissions. Reflecting the environmental benefits of the company’s products, Power Integrations’ stock is included in the NASDAQ® Clean Edge® Green Energy Index, The Cleantech Index®, and the Ardour Global IndexSM. For more information, including design-support tools and resources, please visit www.powerint.com; visit Power Integrations’ Green Room for a comprehensive guide to energy-efficiency standards around the world.

About CONCEPT

CONCEPT is a worldwide technology and market leader in IGBT drivers for mid- to high-power IGBT modules. The company has more than 25 years of experience in the design of sophisticated IGBT drivers and offers an unequalled selection of products for applications including industrial motor drives, renewable energy, electric trains, hybrid electric vehicles and a variety of other end markets. CONCEPT’s products, which are based on a proprietary ASIC chipset, are distinguished by innovative technology, outstanding functionality, unrivalled quality and an unmatched price-to-performance ratio. CONCEPT is based in Biel, Switzerland. For more information please refer to www.igbt-driver.com.

Note Regarding Use of Non-GAAP Financial Measures

The reference to non-GAAP gross margin, operating margin and earnings per share in this press release refers to these measures calculated excluding stock-based compensation expenses recorded under Accounting Standard Codification 718-10, certain acquisition-related expenses such as the amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, and the tax effects of these items.

Note Regarding Forward-Looking Statements

The statements in this press release relating to the expected benefits of the acquisition of CONCEPT, the impact of the acquisition on Power Integrations’ operating results and the timing of the closing are forward-looking statements reflecting management’s current expectations and beliefs. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Due to risks and uncertainties associated with the company’s business and CONCEPT’s business, actual results could differ materially from those projected or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the transaction is subject to customary closing conditions which, if they do not occur, would cause the transaction not to close; changes in global macroeconomic conditions or the pace of deployment of renewable energy systems, which may impact the level of demand for CONCEPT’s products; the effects of competition; unforeseen costs and expenses associated with the integration of CONCEPT into Power Integrations’ business; and the challenges inherent in integrating acquired businesses. These and other risk factors that may cause actual results to differ are more fully explained under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 29, 2012. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by the rules and regulations of the SEC.

Power Integrations, EcoSmart and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

Power Integrations, Inc.

Investors:

Joe Shiffler, 1-408-414-8528

jshiffler@powerint.com

Trade/technical media:

Peter Rogerson, 1-408-414-8573

progerson@powerint.com

Source: Power Integrations, Inc.